Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated January 24, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Novartis AG’s Annual Report on Form 20-F for the year ended December 31, 2011.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers AG

/s/ Peter M. Kartscher	/s/ Michael P. Nelligan

Peter M. Kartscher	Michael P. Nelligan
Audit expert	Global relationship partner
Auditor in charge

Basel, September 18, 2012

PricewaterhouseCoopers AG, St. Jakobs-Strasse 25, Postfach, CH-4002 Basel, Switzerland

Telephone: +41 58 792 51 00, Facsimile: +41 58 792 51 10, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.